Exhibit 10.3

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

CASH-Based Performance AWARD Agreement

Notice of Cash-Based Performance Award

Williams Industrial Services Group Inc. (the “Company”) grants to the Grantee named below, in accordance with the terms of the Williams Industrial Services Group Inc. 2015 Equity Incentive Plan (the “Plan”) and this Cash-Based Performance Award Agreement (the “Agreement”), the opportunity to earn all, a portion,  or a multiple of the Cash Award Amount set forth below, as a cash-based performance award (“Award”) under the Plan.  Capitalized terms used in this Agreement without definition shall have the meanings assigned to them in the Plan.

Name of Grantee:	[●]

Date of Grant:	April [●], 2019

Cash Award Amount:	$[●]

Vesting Dates:	March 31, 2020, March 31, 2021 and March 31, 2022

Performance Periods:	The 2019, 2020 and 2021 fiscal years of the Company

Performance Objective:	For the 2019 Performance Period, achievement of Company year-end backlog levels, expressed in margin dollars

Terms of Agreement

1.           Grant of Cash-Based Award. Subject to and upon the terms, conditions, and restrictions set forth in this Agreement and in the Plan, the Company hereby grants to the Grantee, as of the Date of Grant set forth above,  the opportunity to earn all, a portion, or a multiple of the Cash Award Amount set forth above. The Cash Award Amount shall be credited, without any interest or earnings, in a book entry account established for the Grantee until payment in accordance with Section 4 hereof (or forfeiture in accordance with Section 3 hereof).

2.           Vesting of Award.

(a)         In General.  Subject to the Grantee’s compliance with the restrictions of Section 7 hereof, or the terms of the Restrictive Covenants Agreement (as defined in Section 7) or of any separately executed covenant not to compete with the Company, as applicable:

(i)          Cash-Based Award.  The Cash Award Amount shall be allocated in three equal portions to each of the three Performance Periods identified above.  The Grantee’s right to receive all, a portion, or a multiple of the portion of the Cash Award Amount allocated to a Performance Period shall be contingent upon the extent to which the Company achieves the Performance Objective established for that Performance Period in accordance with the payout levels set forth in the attached Exhibit A.  Following the commencement of each Performance Period, the Compensation Committee of the Board (the “Committee”) shall establish in writing the Performance Objective applicable to that Performance Period, which shall be based upon the achievement of specified performance measures and set forth in the attached Exhibit A, as amended from time to time.  After the end of each Performance Period, the Committee shall determine in writing the extent, if any, to which the Performance Objective for that Performance Period has been satisfied and shall determine the percentage, if any, of the Cash Award Amount allocated to that Performance Period that shall be payable to Grantee, subject to the vesting requirements set forth below.  The earned portion of the Cash Award Amount for a Performance Period shall vest on the Vesting Date immediately following the end of that Performance Period, provided that the Grantee shall have remained in the continuous employ of the Company or a Subsidiary through the that Vesting Date

(ii)        Continuous Employment.  For purposes of this Section 2, the continuous employment of the Grantee with the Company and its Subsidiaries shall not be deemed to have been interrupted, and the Grantee shall not be deemed to have ceased to be an employee of the Company and its Subsidiaries, by reason of the transfer of his or her employment among the Company and its Subsidiaries.

(b)         Involuntary Termination or Termination for Good Reason.    If, during a Performance Period, the Grantee’s employment with the Company or a Subsidiary is terminated (x) by the Company or a Subsidiary without Cause (as defined in the Plan) or by reason of the Grantee’s Disability (as defined in the long-term disability plan of the Company or a Subsidiary applicable to the Grantee), (y) by the Grantee for Good Reason (as defined in the Plan), or (z) as a result of the Grantee’s death, then, except as otherwise provided in paragraph (c) below (collectively, a “Qualified Termination”, and provided that, within forty-five (45) days after such termination, the Grantee (or the Grantee’s estate, beneficiary or other successor) shall have executed and delivered a release of claims in a form provided by the Company and such release of claims shall have become effective and irrevocable in accordance with its terms, the Grantee shall become vested in the portion of the Cash Award Amount allocated to that Performance Period equal to the product of: (i) the portion of the Cash Award Amount that would have become vested under this Agreement for that Performance Period had the Grantee remained employed with the Company or a Subsidiary through the Vesting Date immediately following the date on which the Grantee’s employment terminated (based on actual performance results for the entire Performance Period), multiplied by (ii) a fraction, the numerator of which is the number of days of continuous employment completed by the Grantee during that Performance Period and the denominator of which is 365.    In addition to the Cash Award Amount that that may become vested in accordance with the prior sentence, if the Grantee’s Qualified Termination occurs between January 1 and March 30 of a calendar year, then subject to the release requirement described above the Grantee shall become vested in the unvested Cash Award Amount, if any, that was earned for the immediately preceding Performance Period (if any) and that would have become vested had the Grantee remained employed with the Company or a Subsidiary through March 31 of that calendar year (without pro-ration).

(c)         Change in Control.  The provisions of Section 21 of the Plan shall apply in the event of a Change in Control.

3.           Forfeiture of Award.

(a)         Forfeiture of Unvested Award.  The Grantee’s opportunity to receive the unvested portion of the Cash Award Amount allocated to a Performance Period shall be forfeited automatically without further action or notice if (i) the Grantee ceases to be employed by the Company or a Subsidiary prior to the Vesting Date, except as otherwise provided in Section 2(b) or 2(c), (ii) the Grantee breaches any of the restrictions of Section 7 hereof, the Restrictive Covenants Agreement or of any separately executed covenant not to compete with the Company, as applicable, or (iii) the Company fails to achieve the Performance Objective during the applicable Performance Period.

(b)         Repayment of Award.  This Award shall be subject to the provisions of Section 20 of the Plan regarding forfeiture and repayment of awards in the event of (i) the Grantee engaging in Detrimental Activity, (ii) the Grantee’s breach of any of the restrictions of Section 7 hereof, the Restrictive Covenants Agreement (as defined herein) or of any separately executed covenant not to compete with the Company, as applicable, or (iii) as provided pursuant to the Company’s Compensation Recovery Policy.  Clause (ii) of the immediately preceding sentence shall be construed as a return of consideration due to the Grantee’s violation of his or her promises under Section 7 of this Agreement, the Restrictive Covenants Agreement or any separately executed covenant not to compete with the Company, as applicable, and not as a liquidated damages clause.  Nothing contained herein shall eliminate, reduce or compromise (x) the Company’s right to assert that the restrictions provided for in Section 7 of this Agreement, the Restrictive Covenants Agreement or any separately executed covenant not to compete with the Company, as applicable, are fully enforceable as written, or as modified by a court of competent jurisdiction as provided therein, (y) the application of temporary or permanent injunctive relief as a fully appropriate and applicable remedy to enforce the restrictions as provided therein, or (z) the Company’s right to pursue other remedies at law or in equity.  This Section 3(b) shall survive and continue in full force in accordance with its terms and the terms of the Plan notwithstanding any termination of the Grantee’s employment or the payment of the Cash Award Amount as provided herein.

4.           Payment of Vested Award.  Except as otherwise provided in Section 11 of this Agreement, the Company, upon vesting of this Award, the Company shall pay the vested portion of the Cash Award Amount allocated to a Performance Period (without any interest or earnings) to the Grantee in a single lump sum payment in cash within thirty (30) days following the Vesting Date (or within thirty (30) days following such earlier date as the Grantee’s right to receive the Cash Award Amount becomes vested pursuant to this Agreement).  Notwithstanding anything in this Agreement to the contrary, the Company may settle any portion of the vested Cash Award Amount in Shares under the Plan, based on the Fair Market Value of the Shares on the date the cash is otherwise payable hereunder.

5.           Transferability.  This Award may not be transferred, assigned, pledged or hypothecated in any manner, or be subject to execution, attachment or similar process, by operation of law or otherwise, unless otherwise provided under the Plan. Any purported transfer or encumbrance in violation of the provisions of this Section 5 shall be void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Cash Award Amount.

6.           Unfunded, Unsecured Award Opportunity.  The obligations of the Company under this Agreement will be merely that of an unfunded and unsecured promise of the Company to pay the Cash Award Amount in the future, subject to the terms and conditions of this Agreement and the Plan, and the rights of the Grantee will be no greater than that of an unsecured general creditor. No assets of the Company will be held or set aside as security for the obligations of the Company under this Agreement.

7.           Non-Solicitation; Confidentiality; Ownership of Work Product.  In the event that the Grantee is a party to one or more separately executed agreements with the Company, the terms of which restrict (w) the Grantee’s ability to solicit customers of the Company, (x) the Grantee’s ability to solicit employees of the Company, (y) the Grantee’s ability to use or disclose confidential information or trade secrets of the Company, or (z) the ownership of works (collectively, the “Restrictive Covenants Agreement”), then the terms of such applicable restriction or restrictions in the Restrictive Covenants Agreement shall govern in lieu of the corresponding restriction or restrictions set forth in Sections 7.1 – 7.17 hereof, respectively.  In consideration of, and as a condition to, the Grantee’s employment by the Company, the grant of this Award, a portion of the compensation and other benefits to be paid to the Grantee during such employment, the potential disclosure to the Grantee of Confidential Information (as hereinafter defined) in connection with such employment and other good and valuable consideration, the Grantee and the Company agree as follows:

7.1           Non-solicitation of or provision of competitive activities or services to Customers. During the Restricted Period, subject to (e) below, the Grantee hereby covenants and agrees that the Grantee shall not (either directly or indirectly, individually, on behalf of or in concert with others, or as an owner, a shareholder, partner, director, officer, employee, agent, or advisor of any business or entity) undertake or engage in any of the following activities without the prior written consent of the Company:

(a)         Solicit (or assist in soliciting), provide, or offer to provide activities or services that are competitive with the Business of the Company to any customer (past or current) or actively sought prospective customer (or any owner, shareholder, partner, employee, agent or advisor of any past, current or prospective customer) with whom the Grantee had material contact at any time during the Grantee’s employment with the Company; and/or

(b)         Ask, suggest, intimate or imply to any customer (past or current) or actively sought prospective customer of the Company with whom Grantee had any material contact during the Grantee’s employment with the Company, that such customer consider placing or moving an order for services that are competitive with the Business of the Company, or all or any portion of such customer’s business relating to services that are competitive with the Business of the Company, to any other supplier or service provider that provides services that are competitive with the Business of the Company;

(c)         Solicit, induce or attempt to induce any customer, supplier, distributor, franchisee, licensee, or other individual or entity with whom Grantee had any material contact during the Grantee’s employment with the Company that has any business relationship with the Company or any of its affiliates to cease doing business with the Company or any of its affiliates, or in any way interfere with the relationship between any such customer, supplier, distributor, franchisee, licensee, or any other individual or entity and the Company or any of its affiliates; and/or

(d)         Disparage, criticize, derogate, denigrate, or deprecate the Company or any of its products services or employees to any past, current or prospective customer of the Company; provided, however,

(e)         If the Company does not provide Grantee with a Severance Payment, then the Grantee may undertake the activities described in Section 7.1 (a) and (b) on behalf of himself/herself or a competing business or entity provided that such activities relate to projects, bids, or jobs that are not related (directly or indirectly) to past or existing projects, bids, jobs, or opportunities for which, on behalf of the Company, Grantee performed services, worked on, was involved with, or about which Grantee had access to confidential information.

Nothing in this Agreement shall be construed to prohibit the conduct described in Section 7.1 by Grantee on behalf of and for the benefit of the Company during the term of Grantee’s employment by the Company.

7.2           Non-solicitation of Employees.   During the Restricted Period the Grantee hereby covenants and agrees that the Grantee shall not (either directly or indirectly, individually, on behalf of or in concert with others, or as an owner, shareholder, partner, director, officer, employee, agent, or advisor of any business or entity) solicit, recruit, induce, entice, endeavor or assist in any effort to cause any person employed by the Company to end such person’s employment with the Company (whether or not such person would commit a breach of contract by accepting such other employment).

7.3           Tolling.    In the event that a court of competent jurisdiction determines that Grantee  has violated, or is in violation of, Grantee’s obligations under Sections  7.1-7.17, the Restricted Period shall be deemed tolled for an amount of time equal to the amount of time a court finds that Grantee was or acted in violation of this section.  Moreover, in the event the enforceability of any of the terms of Sections  7.1-7.17 shall be challenged in court and as a result, Grantee is not enjoined from breaching any of Sections 7.1-7.17, and a court of competent jurisdiction (including appellate courts) subsequently finds that the challenged covenant is enforceable and orders compliance with the covenant, the Restricted Period shall be deemed tolled for an amount of time equal to the time from entry of an order finding that the covenant is not enforceable through such time as Grantee is ordered by a court to comply with the covenant.

7.4           “Restricted Period.” For purposes of Sections 7.1-7.17, if the Grantee terminates his or her employment with the Company for any reason other than Good Reason, or if the Company terminates Grantee’s employment with the Company for Cause, both as defined below, the term Restricted Period means the duration of the Grantee’s employment with the Company and a period of one (1) year following the last date that the Grantee is employed by the Company.  If the Company terminates Grantee’s employment without Cause or the Grantee terminates his or her employment with the Company for Good Reason, then the term Restricted Period means the duration of the Grantee’s employment with the Company and a period of time equal to the Grantee’s employment with the Company, but in any event not to exceed six (6) months, following the last date that the Grantee is employed by the Company.

7.5           “Severance Payment” for purposes of Sections 7.1-7.17,  means the payment, if any, provided by the Company to the Grantee as part of an agreement regarding the termination of the employer-employee relationship which provides or a severance payment, or other compensation, as the result of termination of employment.

7.6           For purposes of Sections 7.1-7.17, “Cause” as a reason for the termination of Grantee’s employment means Grantee’s (a) continued failure to meet deadlines or to perform substantially Grantee’s duties with the Company or any of its affiliates or Grantee’s disregard of the directives of Grantee’s supervisor (in each case other than any such failure resulting from any medically determined physical or mental impairment); (b) willful material misrepresentation at any time by Grantee to the Company or an affiliate; (c) Grantee’s commission of any act of fraud, misappropriation or embezzlement against or in connection with the Company or any of its affiliates or their respective businesses or operations; (d) Grantee’s conviction, guilty plea or plea of nolo contendere for any crime involving dishonesty or for any felony; (e) Grantee’s material breach of any fiduciary duties of loyalty or care to the Company or any of its affiliates or Grantee’s material violation of the Company’s Code of Business Conduct and Ethics or any other Company policy, as the same may be amended from time to time; (f) Grantee’s  illegal conduct, gross misconduct, gross insubordination or gross negligence that is materially and demonstrably injurious to the Company’s business or financial condition; or, (g) excessive absenteeism.

7.7           “Good Reason” for purposes of Sections 7.1-7.17 means the Grantee’s termination of employment as the result of the occurrence of any of the following: (i) Grantee’s annual base salary is reduced by more than 10% below Grantee’s annual base salary as in effect immediately prior to the termination of employment, (ii) Grantee’s  duties or responsibilities are materially reduced from the Grantee’s duties or responsibilities immediately prior to the termination of employment, or (iii) continued employment would require the relocation of Grantee’s principal place of employment more than 50 miles outside of the metropolitan area in which Grantee’s principal place of employment is located immediately prior to the termination of employment.  For purposes of clarity, in no event will any termination of Grantee’s employment under circumstances in which the Company has Cause to terminate Grantee’s employment constitute Good Reason.  Further, Grantee may be required to travel on business to the extent necessary to efficiently perform Grantee’s duties of employment, and such business travel shall not in any case constitute grounds to terminate Grantee’s employment for Good Reason.

7.8           Trade Secrets.

(a)         The Grantee shall hold in confidence all Trade Secrets of the Company and/or its customers (the “Associated Companies”) that have or will come into the Grantee’s knowledge or possession during the Grantee’s employment by the Company and shall not disclose, publish or make use of such Trade Secrets at any time without the prior written consent of the Company for so long as the Trade Secret remains a trade secret.

(b)         Notice of Immunity under Defend Trade Secrets Act. Grantee is hereby notified that the following immunities exist under the U.S. Defend Trade Secrets Act of 2016: (1) An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal; and (2) An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

7.9           Confidential Information. The Grantee shall hold in confidence all Confidential Information of the Company or of the Associated Companies that have or will come into the Grantee’s knowledge or possession during the Grantee’s employment by the Company and shall not disclose, publish or make use of such Confidential Information without the prior written consent of the Company for so long as the Confidential Information remains confidential.

7.10           Return of Company Property.   Upon the request of the Company or, in any event with or without a request upon the termination of the Grantee’s employment with the Company, the Grantee shall deliver to the Company all memoranda, notes, records, manuals or other documents (including, but not limited to, written instruments, voice or data recordings, or computer tapes, disks or files of any nature), including all copies of such materials and all documentation prepared or produced in connection therewith, pertaining to the performance of the Grantee’s services for the Company, the Business of the Company or of the Associated Companies, or containing Trade Secrets or Confidential Information of the Company or pertaining to the Company’s Business or the Associated Companies’ business, whether made or compiled by the Grantee or furnished to the Grantee.   Upon the request of the Company and, in any event, upon the termination of the Grantee’s employment with the Company, the Grantee shall also deliver to the Company all computers, credit cards, telephones, office equipment, software, and other property the Company furnished to or in the possession of the Grantee.

7.11           Interpretation.   The restrictions stated in Sections 7.1-7.17 are in addition to and not in lieu of protections afforded to trade secrets and confidential information under applicable law.   Nothing in this Agreement is intended to or shall be interpreted as diminishing or otherwise limiting the Company’s right under applicable law to protect its trade secrets and confidential information.

7.12           “Trade Secret” means information without regard to form, including but not limited to any technical or nontechnical data, formula, pattern, compilation, program, device, method, technique drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

7.13          “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company (and/or its customers) and not generally known to the public or to competitors of the Company.

7.14           The Company shall own all Work Product.  “Work Product” means all intellectual property rights including all Trade Secrets, registered and unregistered copyrights under U.S. and international law, copyrightable material or works, patents, patentable inventions, discoveries and improvements, and other intellectual property rights, in any technology software, data files documentation, or other work product or material that relates to the business and/or  interests of the Company and that the Employee conceives, develops, creates or delivers (whether individually or working with others) to the Company at any time during the Employee’s employment with the Company. All Work Product shall be considered work made for hire by the Grantee and owned by the Company.   The Grantee hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in and to the Work Product recognized by applicable law.

7.15           If any of the Work Product may not, by operation of law, be considered work made for hire by the Grantee for the Company, or if ownership of all right, title, and interest in and to the intellectual property rights therein shall not otherwise vest exclusively in the Company, the Grantee hereby agrees to assign, and upon creation thereof automatically assigns, without further consideration, the ownership of all Trade Secrets, registered and unregistered copyrights under United States and international law, copyrightable material or works, patents, patentable inventions: and other intellectual property rights therein to the Company, its successors and assigns.

7.16           The Company, its successors and assigns, shall have the right to obtain and hold in its or their own name copyright registrations, trademark registrations, patents and any other protection available in the foregoing.

7.17           The Grantee agrees to perform, upon the reasonable request of the Company, during or after employment such further acts as may be necessary or desirable to transfer, perfect, and defend the Company’s ownership of the Work Product, including but not limited to: (a) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance; (b) assisting in the preparation, prosecution, procurement, maintenance and enforcement of all copyrights and, if applicable, patents with respect to the Work Product in any countries; (c) providing testimony in connection with any proceeding affecting the right, title, or interest of the Company in any Work Product; and (d) performing any other acts deemed necessary or desirable to carry out the purposes of this Agreement.   The Company shall reimburse any reasonable out-of-pocket expenses incurred by the Grantee at the Company’s request in connection with the foregoing, including (unless the Grantee is otherwise being compensated at the time) a reasonable and pre-agreed per diem or hourly fee for services rendered following termination of the Grantee’s employment.

7.18           Miscellaneous.

(i)          The Grantee acknowledges that the restrictions, prohibitions and other provisions in Sections 7.1 – 7.17 are reasonable, fair and equitable in scope, terms and duration, and are necessary to protect the legitimate business interests of the Company.  The terms and provisions of Sections 7.1 – 7.17 are intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected.  It is the intention of the parties to this Agreement that the potential restrictions on the Grantee imposed by Sections 7.1 – 7.17 be reasonable in scope and in all other respects.  If for any reason any court of competent jurisdiction shall find any provisions of Sections 7.1 – 7.17 unreasonable in scope or otherwise, the Grantee and the Company agree that the restrictions and prohibitions contained herein may be modified by a court of competent jurisdiction and shall be effective to the fullest extent allowed under Applicable Law in such jurisdiction.  The Grantee agrees to disclose the existence of this Agreement to any subsequent employer.

(ii)          The Grantee hereby agrees that any remedy at law for any breach or threatened breach of the provisions of Sections 7.1 – 7.17 will be inadequate and that the Company will be entitled to injunctive relief in addition to any other remedy the Company might have under this Agreement.  The Grantee hereby expressly acknowledges that the harm which might result to the Company’s business as a result of any noncompliance by the Grantee with the provisions of Sections 7.1 – 7.17 would be largely irreparable.  The parties agree that if the Company pursues legal action to enforce the terms and conditions of Sections 7.1 – 7.17 and obtains all or part of the relief sought, the Grantee shall be responsible for the reasonable attorney’s fees and costs of the Company in bringing such action.

(iii)          Notwithstanding any other provision of this Agreement or the Plan, the rights and obligations of the parties hereto, and any claims or disputes relating to Sections 7.1 – 7.17 shall be governed by and construed in accordance with the laws of the State of Georgia without giving effect to the principles of conflict of laws thereof.  Each party agrees that any action arising out of or relating to Sections 7.1 – 7.17 shall be brought in the Superior Court of Dekalb County, Georgia or the United States District Court for the Northern District of Georgia,  or if the action is brought by the Company and if Grantee resides in Georgia, the Superior Court of the Georgia county in which Grantee resides in Georgia if so required by law, and accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of those courts, and irrevocably waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any action in those jurisdictions.

(iv)          For purposes of Sections 7.1 – 7.17, the term “Company” shall be deemed to include Williams Industrial Services Group Inc., its Subsidiaries and affiliates, and all of their respective successors and assigns.

8.           No Employment Contract.  Nothing contained in this Agreement shall confer upon the Grantee any right with respect to continuance of employment by the Company and its Subsidiaries, nor limit or affect in any manner the right of the Company and its Subsidiaries to terminate the employment or adjust the compensation of the Grantee, in each case with or without Cause.

9.           Relation to Other Benefits.  Any economic or other benefit to the Grantee under this Agreement or the Plan shall not be taken into account in determining any benefits to which the Grantee may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.

10.          Taxes and Withholding.  The Grantee is responsible for any federal, state, local or other taxes with respect to this Award, and the Company does not guarantee any particular tax treatment or results in connection with this Award.  The Company and its Subsidiaries will have the right to deduct from any payment of the Cash Award Amount (or any other cash payment to the Grantee) any federal, state, local or other taxes which, in the opinion of the Company or an applicable Subsidiary are required to be withheld with respect to this Award.

11.          Section 409A of the Code.  It is intended that the Award shall be exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted, administered and governed in accordance with such intent.  To the extent necessary to give effect to such intent, the Grantee’s termination of employment shall mean, for purposes of this Agreement, the Grantee’s “separation from service” within the meaning of Section 409A of the Code.  In particular, it is intended that the Award shall be exempt from Section 409A of the Code, to the maximum extent possible, pursuant to the “short-term deferral” exception thereto.  However, to the extent that the Award constitutes a deferral of compensation subject to the requirements of Section 409A of the Code (for example, because the Grantee’s governing employment agreement defines “Good Reason” in a manner such that the Grantee’s termination of employment for Good Reason would not be treated as an involuntary separation from service for purposes of Section 409A of the Code), then the following rules shall apply, notwithstanding any other provision of this Agreement to the contrary:

(a)         The Company will pay any portion of the Cash Award Amount that becomes vested in accordance with Section 2(b) or 2(c) of this Agreement within thirty (30) days after the first to occur of (i) the Vesting Date; (ii) the occurrence of a Change in Control that is also a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or (iii) the Grantee’s “separation from service” within the meaning of Section 409A of the Code; and

(b)         If any portion of the Cash Award Amount becomes payable as a result of the Grantee’s separation from service (other than as a result of the Grantee’s death) and the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), the Company will pay any vested Cash Award Amount to the Grantee on the first business day that is at least six months after the date of the Grantee’s separation from service (or upon the Grantee’s death if the Grantee dies before the end of that six-month period).

12.          Amendments.  Subject to the terms of the Plan, the Committee may modify this Agreement upon written notice to the Grantee. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto.  Notwithstanding the foregoing, no amendment of the Plan or this Agreement shall adversely affect in a material way the rights of the Grantee under this Agreement without the Grantee’s consent unless the Committee determines, in good faith, that such amendment is required for the Agreement to either be exempt from the application of, or comply with, the requirements of Section 409A of the Code, or as otherwise may be provided in the Plan.

13.          Severability.  In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

14.          Relation to Plan.  This Agreement is subject to the terms and conditions of the Plan. Except with respect to the provisions of the Restrictive Covenants Agreement and of any separately executed covenant not to compete with the Company expressly referenced herein, this Agreement and the Plan contain the entire agreement and understanding of the parties with respect to the subject matter contained in this Agreement, and supersede all prior written or oral communications, representations and negotiations in respect thereto. Except as otherwise provided in Section 7(e)(iii) hereof, in the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern.  The Committee acting pursuant to the Plan, as constituted from time to time, shall, except as expressly provided otherwise herein, have the right to determine any questions that arise in connection with this Agreement.

15.          Successors and Assigns.  Without limiting Section 5, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, administrators, heirs, legal representatives and assigns of the Grantee, and the successors and assigns of the Company.

16.          Governing Law.  Except as otherwise provided in Section 7 hereof, the interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

17.          Use of Grantee’s Information.  Information about the Grantee and the Grantee’s participation in the Plan may be collected, recorded and held, used and disclosed for any purpose related to the administration of the Plan. The Grantee understands that such processing of this information may need to be carried out by the Company and its Subsidiaries and by third-party administrators whether such persons are located within the Grantee’s country or elsewhere, including the United States of America. The Grantee consents to the processing of information relating to the Grantee and the Grantee’s participation in the Plan in any one or more of the ways referred to above.

18.          Electronic Delivery.  The Grantee hereby consents and agrees to electronic delivery of any documents that the Company may elect to deliver (including, but not limited to, prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports, and all other forms of communications) in connection with this and any other award made or offered under the Plan. The Grantee understands that, unless earlier revoked by the Grantee by giving written notice to the Senior Vice President, Chief Administrative Officer, General Counsel and Secretary of the Company, this consent shall be effective for the duration of the Agreement. The Grantee also understands that he or she shall have the right at any time to request that the Company deliver written copies of any and all materials referred to above at no charge. The Grantee hereby consents to any and all procedures the Company has established or may establish for an electronic signature system for delivery and acceptance of any such documents that the Company may elect to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Grantee consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

WILLIAMS INDUSTRIAL SERVICES GROUP INC.

By:	s/ Tracy D. Pagliara
Name:	Tracy D. Pagliara
Title:	President and Chief Executive Officer

By executing this Agreement, you acknowledge that a copy of the Plan and the Company’s most recent Annual Report and Proxy Statement either have been received by you or are available for viewing on the Company’s internet site at https://www.wisgrp.com, and you consent to receiving this information electronically, or, in the alternative, agree to contact [●], at [●], to request a paper copy of this information at no charge.

GRANTEE

[●]

EXHIBIT A

PERFORMANCE OBJECTIVE FOR THE
2019 PERFORMANCE PERIOD

One third of the Cash Award Amount is allocated to the Performance Period commencing January 1, 2019 and ending December 31, 2019. The Performance Objective for the Performance Period commencing January 1, 2019 and ending December 31, 2019 shall consist of the performance metric set forth in this Exhibit A, as updated from time-to-time.  The Performance Objective for the 2020 and 2021 Performance Periods will be established by the Committee on an annual basis and will be communicated to the Grantee within 30 days after establishment by the Committee.

Performance Objective	Threshold (50% payout of 1/3 of the Cash Award Amount)	Target (100% payout of 1/3 of the Cash Award Amount)	Maximum (200% payout of 1/3 of the Cash Award Amount)
Year-end backlog performance expressed in margin dollars*	$22.2 million	$24.1 million	$33.3 million

*  Performance Objective is tied to Company backlog, expressed in total margin dollars, at the end of the Performance Period (i.e., December 31, 2019).  Margin dollars associated with lump sum contracts will be discounted by 20% to risk adjust the total margin backlog.  Orders in backlog with a margin of less than 4% are excluded.  Straight line interpolation will be used for performance between threshold, target and maximum levels.

Notwithstanding any other provision of this Agreement, the Committee may in its sole discretion, and without the consent of the Grantee or any other persons, modify the payout formulas, Performance Objective or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable (i) to reflect a change in the business, operations, corporate structure or capital structure of the Company or its Subsidiaries, the manner in which it conducts its business, or other events or circumstances; or (ii) in such other circumstances as the Committee may determine, in its sole discretion.